EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:  Louis Adams / Chris Barnes                                           Lynn Schweinfurth
                Media Relations                                                                Investor Relations
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BRINKER INTERNATIONAL ANNOUNCES CHANGE TO BOARD OF DIRECTORS
Ron McDougall to step down as Chairman; Doug Brooks to take helm

DALLAS (Aug 26, 2004) - Following today's board meeting, the Board of Directors of Brinker International, Inc. (NYSE: EAT) announced that Ron McDougall is stepping down from his position as Chairman of the Board of Directors effective November 4.  Doug Brooks, President and Chief Executive Officer, will add the role of Chairman to his current responsibilities at that time.

McDougall joined Brinker International in 1983 as Executive Vice President - Marketing and Strategic Development and was promoted to President and Chief Operating Officer in 1986.  In 1995, he added the title of CEO to his role as President.   He has served on the Board since 1983 and as Chairman since 2000.

"Ron McDougall was instrumental in guiding the early development of this company and shaping its multi-concept portfolio and strategy, which has resulted in Brinker International's position as a premier player in casual dining," said Marvin Girouard, Brinker Director.  "In his 21-year career at Brinker and his earlier leadership roles with other restaurant brands, Ron has made an indelible mark on the industry and leaves a compelling legacy."

Brooks began his Brinker career as a manager at the original Chili's location in 1978.  He served in a variety of leadership positions for Chili's operations before being named president of the brand in 1994.  In 1998 he became Brinker's Chief Operating Officer and was named President of Brinker the following year.  Brooks was named CEO of the company in January 2004.

"Doug's knowledge of the restaurant business and the keys to brand success are unparalleled," said McDougall.  "He is a dynamic motivator and has embodied the Brinker culture during his 26 years on this team.  Passing the torch as Chairman to him will be a seamless transition and leaves me bullish on the future of this company."

Based in Dallas, Brinker International either owns, operates, franchises, or is involved in the ownership of more than 1,475 restaurants under the names Chili's Grill & Bar, Romano's Macaroni Grill, Maggiano's Little Italy, On The Border Mexican Grill & Cantina, Corner Bakery Cafe, Big Bowl Asian Kitchen, and Rockfish Seafood Grill.